Exhibit 99.1

Alteryx Announces Third Quarter 2023 Financial Results

Annualized Recurring Revenue up 21% Year-Over-Year to $914 million
Raises 2023 Non-GAAP Operating Income Outlook
IRVINE, Calif. – November 6, 2023 – Alteryx, Inc. (NYSE: AYX), the Analytics Automation company, today announced financial results for its third quarter ended September 30, 2023.

“Alteryx delivered a solid Q3, with key growth and profitability metrics exceeding our prior outlook, driven by improved execution and cost discipline,” said Mark Anderson, CEO of Alteryx, Inc. “Gross retention held at a healthy level as customers continued to demonstrate their commitment to the Alteryx Analytics Platform and we remain focused on the vision we have set forth with Alteryx AiDIN, our generative AI and machine learning technologies, as well as our growing portfolio of cloud-connected offerings.”
Third Quarter 2023 Financial Highlights
•Revenue: Revenue for the third quarter of 2023 was $232 million, an increase of 8%, compared to revenue of $215 million in the third quarter of 2022.
•Gross Profit: GAAP gross profit for the third quarter of 2023 was $198 million, or a GAAP gross margin of 85%, compared to GAAP gross profit of $183 million, or a GAAP gross margin of 85%, in the third quarter of 2022. Non-GAAP gross profit for the third quarter of 2023 was $207 million, or a non-GAAP gross margin of 89%, compared to non-GAAP gross profit of $192 million, or a non-GAAP gross margin of 89%, in the third quarter of 2022.
•Income (Loss) from Operations: GAAP loss from operations for the third quarter of 2023 was $(37) million, compared to GAAP loss from operations of $(65) million for the third quarter of 2022. Non-GAAP income from operations for the third quarter of 2023 was $36 million, compared to non-GAAP income from operations of $5 million for the third quarter of 2022.
•Net Income (Loss): GAAP net loss attributable to common stockholders for the third quarter of 2023 was $(50) million, compared to GAAP net loss attributable to common stockholders of $(75) million for the third quarter of 2022. GAAP net loss per diluted share for the third quarter of 2023 was $(0.70), based on 71.3 million GAAP weighted-average diluted shares outstanding, compared to GAAP net loss per diluted share of $(1.09), based on 68.7 million GAAP weighted-average diluted shares outstanding for the third quarter of 2022.
Non-GAAP net income and non-GAAP net income per diluted share for the third quarter of 2023 were $20 million and $0.29, respectively, compared to non-GAAP net loss of $(3) million and non-GAAP net loss per diluted share of $(0.05) for the third quarter of 2022. Non-GAAP net income per diluted share for the third quarter of 2023 was based on 76.0 million non-GAAP weighted-average diluted shares outstanding, compared to 68.7 million non-GAAP weighted-average diluted shares outstanding for the third quarter of 2022.
•Balance Sheet and Cash Flow: As of September 30, 2023, we had cash, cash equivalents, and short-term and long-term investments of $682 million, compared to $432 million as of December 31, 2022. This reflects a $441 million cash inflow primarily related to the issuance of our 8.75% senior notes due 2028, net of debt issuance costs paid as of September 30, 2023, partially offset by an $85 million cash outflow related to principal payments on our 0.5% convertible senior notes due 2023 in settlement of conversions and payments at maturity. Cash used in operating activities for the first nine months of 2023 was $(51) million, compared to cash used in operating activities of $(113) million for the first nine months of 2022.
A reconciliation of GAAP to non-GAAP financial measures has been provided in the tables included in this press release. An explanation of these measures is also included below under the heading “Non-GAAP Financial Measures and Operating Measures.”
During the three months ended June 30, 2023, management elected to change the presentation of our financial statements and accompanying footnote disclosures from thousands to millions. The change in presentation had no material impact on previously reported financial information, but certain amounts reported for prior periods may differ by insignificant amounts due to the nature of rounding relative to the change in presentation. In addition, historical percentages and per share amounts presented may not add to their respective totals or recalculate due to rounding.

Third Quarter 2023 and Recent Business Highlights
•Ended the third quarter of 2023 with $914 million in ARR, an increase of 21% year-over-year.
•Achieved a dollar-based net expansion rate (ARR-based) of 119% for the third quarter of 2023.
•Appointed Mark Dorsey as Senior Vice President of Sales for the Americas. Dorsey joins Alteryx with extensive experience building and leading high-performing sales teams at top global brands, including Oracle, Bank of America Merchant Services and IBM.
•Appointed Scott Van Valkenburgh as Senior Vice President, Global Alliances and Channels, to lead Alteryx's global partner strategy and execution. Van Valkenburgh joins Alteryx with over 25 years of leadership experience, most recently from Genpact, a leading professional services firm that runs digitally enabled business operations for Fortune Global 500 companies.
•Announced new Alteryx AiDIN innovations, including Alteryx AI Studio, one of the industry's first deployment-agnostic interfaces that is purpose-built for no-code users to leverage generative AI, as well as Playbooks, a new feature for Alteryx Auto Insights currently available on a limited basis and designed to automate the initial stages of the analytics delivery process using generative AI.
•Expanded partnership with Google Cloud to provide Looker Studio users with native access to a free limited version of Alteryx Designer Cloud's AI-powered data preparation capabilities and enhanced connectivity.
•Introduced Alteryx Marketplace, a place for customers to easily discover Alteryx-verified, creator-supported solutions that expand the functionality, usage, and power of Alteryx to drive further business growth.
•Released our inaugural Global Impact Report, which describes Alteryx's progress on environmental, social and governance topics during 2022.
Workforce Management
During the nine months ended September 30, 2023, we substantially completed a workforce reduction plan, or the Workforce Reduction Plan, intended to reduce operating costs, improve operating margins, and continue advancing our ongoing commitment to profitable growth, primarily impacting our sales and marketing organization. In connection with the Workforce Reduction Plan, during the third quarter, we incurred $5 million in charges related to the statutory notice period and severance payments, employee benefits, and job placement services. For the nine months ended September 30, 2023, we have incurred $17 million in total charges and made $16 million of related payments, with the remaining $1 million included in accrued payroll and payroll related liabilities in the condensed consolidated balance sheets as of September 30, 2023.
Financial Outlook
We provide the financial guidance below based on current market conditions and expectations. Our guidance is subject to various important cautionary factors described below. Based on information available as of November 6, 2023, guidance for the fourth quarter of 2023 and full year 2023 is as follows:

•Fourth Quarter 2023 Guidance:
◦Revenue is expected to be in the range of $334 million to $340 million, representing year-over-year growth of 11% to 13%.
◦ARR is expected to be in the range of $942 million to $948 million, representing year-over-year growth of 13% to 14%.
◦Non-GAAP income from operations is expected to be in the range of $112 million to $118 million.
◦Non-GAAP net income per share is expected to be in the range of $1.10 to $1.17 based on approximately 77.2 million non-GAAP weighted-average diluted shares outstanding.

•Full Year 2023 Guidance:
◦Revenue is expected to be in the range of $953 million to $959 million, representing year-over-year growth of 11% to 12%.
◦ARR is expected to be in the range of $942 million to $948 million, representing year-over-year growth of 13% to 14%.
◦Non-GAAP income from operations is expected to be in the range of $100 million to $106 million.
◦Non-GAAP net income per share is expected to be in the range of $0.94 to $1.01 based on approximately 76.5 million non-GAAP weighted-average diluted shares outstanding, and an effective tax rate of 20%.

The financial outlook above for non-GAAP income from operations and non-GAAP net income per share excludes estimates for stock-based compensation and related payroll tax expense and acquisition-related adjustments. A reconciliation of the non-GAAP financial guidance measures to corresponding GAAP measures is not available on a forward-looking basis primarily because of the uncertainty regarding, and the potential variability of, stock-based compensation and related payroll tax expense and acquisition-related adjustments. In particular, stock-based compensation and related payroll tax expense is impacted by our future hiring and retention needs, as well as the future fair market value of our Class A common stock, all of which is not within our control, is difficult to predict, and is subject to constant change. The actual amount of these expenses during 2023 will have a significant impact on our future GAAP financial results. Accordingly, a reconciliation of the non-GAAP financial guidance measures to the corresponding GAAP measures is not available without unreasonable effort.
Quarterly Conference Call
Alteryx will host a conference call today at 5:00 p.m. Eastern Time to discuss the company’s financial results and financial guidance. To access this call, dial 877-407-9716 (domestic) or 201-493-6779 (international). A live webcast of this conference call will be available on the “Investors” page of the company’s website at https://investor.alteryx.com.
Following the conference call, a telephone replay will be available through November 20, 2023, at 844-512-2921 (domestic) or 412-317-6671 (international). The replay passcode is 13741676. An archived webcast of this conference call will also be available on the “Investors” page of the company’s website at https://investor.alteryx.com.
Non-GAAP Financial Measures and Operating Measures
Non-GAAP Financial Measures. To supplement our condensed consolidated financial statements, which are prepared and presented in accordance with GAAP, we use the following non-GAAP financial measures: non-GAAP gross profit, non-GAAP gross margin, non-GAAP income (loss) from operations, non-GAAP operating margin, non-GAAP net income (loss), non-GAAP net income (loss) per diluted share, and non-GAAP weighted-average diluted shares outstanding. The presentation of these financial measures is not intended to be considered in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP.
We use non-GAAP measures to internally evaluate and analyze financial results. We believe these non-GAAP financial measures provide investors with useful supplemental information about the financial performance of our business, enable comparison of financial results between periods where certain items may vary independent of business performance, and enable comparison of our financial results with other public companies, many of which present similar non-GAAP financial measures. We exclude the following items from one or more of our non-GAAP financial measures:
Stock-based compensation expense. We exclude stock-based compensation expense, which is a non-cash expense, from certain of our non-GAAP financial measures because we believe that excluding this item provides meaningful supplemental information regarding operational performance. In particular, companies calculate stock-based compensation expense using a variety of valuation methodologies and subjective assumptions.
Payroll tax expense related to stock-based compensation. We exclude employer payroll tax expense related to stock-based compensation to present the full effect that excluding stock-based compensation expense has on operating results. These expenses are tied to the exercise or vesting of underlying equity awards and the price of our common stock at the time of vesting or exercise, which may vary from period to period independent of the operating performance of the business.
Acquisition-related adjustments. We exclude amortization of intangible assets, which is non-cash and related to business combinations, from certain of our non-GAAP financial measures. In addition, we exclude acquisition and integration expenses, such as transaction costs and costs associated with the applicable retention, restructuring and successful integration of operational activities of the acquired company, as they are related to a business combination and have no direct correlation to the operation of our business.
Impairment of long-lived assets. We exclude non-cash charges for impairment of long-lived assets from certain of our non-GAAP financial measures. Impairment charges can vary significantly in terms of amount and timing, and we do not consider these charges indicative of our current or past operating performance.

Cost optimization charges. We exclude other cost optimization charges, which primarily include compensation costs for the impacted workforce and additional non-impairment office exit costs. Although office exits are non-recurring in nature, certain costs associated with the exits will be incurred in future periods. We exclude cost optimization charges as they do not contribute to a meaningful evaluation of our current or past operating performance.
Income tax adjustments. We utilize a fixed annual projected long-term non-GAAP tax rate in order to provide better consistency across reporting periods by eliminating the effects of items such as changes in the tax valuation allowance, excess tax benefits associated with stock options, and tax effects of acquisition-related costs, since each of these can vary in size and frequency. When projecting this rate, we exclude the direct impact of the following non-cash items: stock-based compensation expenses, amortization and impairment of purchased intangibles, and the amortization of debt discount and issuance costs. The projected rate also assumes no new acquisitions, and considers other factors including our expected tax structure, our tax positions in various jurisdictions and key legislation in major jurisdictions where we operate. We used a projected non-GAAP tax rate of 20% for both 2023 and 2022. The non-GAAP tax rate could be subject to change for a variety of reasons, including the rapidly evolving global tax environment, significant changes in our geographic earnings mix including due to acquisition activity, or other changes to our strategy or business operations. We will re-evaluate our long-term rate as appropriate.
Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. In particular, we exclude stock-based compensation and related payroll tax expense and amortization of intangible assets which are recurring and will be reflected in our financial results for the foreseeable future. The non-GAAP measures we use may be different from non-GAAP financial measures used by other companies, limiting their usefulness for comparison purposes. We compensate for these limitations by providing specific information regarding the GAAP items excluded from these non-GAAP financial measures.
Annualized Recurring Revenue (ARR). Annualized recurring revenue, or ARR, represents the annualized recurring value of all active subscription contracts at the end of a reporting period, and excludes the value of non-recurring revenue streams that are recognized at a point in time, such as certain professional services. We use ARR as one of our operating measures to assess the health and trajectory of our business. ARR is a performance metric and should be viewed independently of revenue and deferred revenue, and is not intended to be a substitute for, or combined with, any of these items. Both multi-year contracts and contracts with terms less than one year are annualized by dividing the total committed contract value by the number of months in the subscription term and then multiplying by twelve. Annualizing contracts with terms less than one year results in amounts being included in our ARR calculation that are in excess of the total contract value for those contracts at the end of the reporting period.

Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the federal securities laws that involve risks and uncertainties, including statements regarding our expectations with respect to annualized recurring revenue, guidance for the fourth quarter and the full year 2023, non-GAAP operating margin, and assumptions related to the foregoing; macroeconomic conditions and related impacts, including the impact to our competitive landscape, customer purchasing behavior, sales cycle, and contract duration; our workforce reduction plans and related impacts; our ability to execute our long-term growth, go-to-market, operations, and product strategies, including with respect to our cloud and AI offerings; our ability to achieve and improve profitability and cash flow; the anticipated value, customer adoption and acceptance, and continued innovation and availability of our products and services, including our cloud and AI offerings; the success of our sales activities; demand for data analytics products and our expectations regarding customer engagement, initiatives, and purchasing behavior; our non-GAAP tax rate for 2023; and other future events. These forward-looking statements are only predictions and may differ materially from actual results due to a variety of factors including, but not limited to: our history of losses; volatile and significantly weakened global economic conditions; our ability to develop, release, and gain market acceptance of product and service enhancements and new products and services to respond to rapid technological change in a timely and cost-effective manner; our dependence on our software platform for substantially all of our revenue; our ability to manage our growth and the investments made to grow our business effectively; our ability to develop a successful business model to sell products and services acquired or to integrate such products or services into our existing products and services; our ability to attract new customers and retain and expand sales to existing customers; our ability to establish and maintain successful relationships with our channel partners; intense and increasing competition in our market; the rate of growth in the market for analytics products and services; our dependence on technology and data licensed to us by third parties; risks associated with our international operations; our ability to develop, maintain, and enhance our brand and reputation cost-effectively; litigation and related costs; security breaches; the success of our AI initiatives; our indebtedness and risks related to our outstanding notes; and other general market, political, economic, and business conditions, including, but not limited to, impacts related to weakened global economic conditions, regional conflicts, governmental shutdowns, inflationary pressures, rising interest rates, and disruptions in access to bank deposits or lending commitments due to bank failures. Additionally, these forward-looking statements, particularly our guidance, involve risk, uncertainties and assumptions, many of which relate to matters that are beyond our control and changing rapidly.
Additional risks and uncertainties that could affect our financial results are included under the caption “Risk Factors” in our filings with the U.S. Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K for the year ended December 31, 2022, which are available on the “Investors” page of our website at https://investor.alteryx.com and on the SEC website at http://www.sec.gov. Additional information will also be set forth in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2023. All forward-looking statements contained herein are based on information available to us as of the date hereof and we do not assume any obligation to update these statements as a result of new information or future events.
About Alteryx, Inc.
Alteryx (NYSE: AYX) powers analytics for all by providing our leading Analytics Automation Platform. With Alteryx, enterprises can make intelligent decisions across their organizations with automated, AI-driven insights. More than 8,000 customers globally rely on Alteryx to democratize analytics across use cases and deliver high-impact business outcomes. To learn more, visit http://www.alteryx.com.
Alteryx is a registered trademark of Alteryx, Inc. All other product and brand names may be trademarks or registered trademarks of their respective owners.
Media Contact
Alteryx, Inc.
Ana Gabriel
pr@alteryx.com

Investor Contact
Alteryx, Inc.
Ryan Goodman
ir@alteryx.com

Alteryx, Inc.
Condensed Consolidated Statements of Operations
(in millions, shares in thousands, except per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Revenue:
Subscription-based software license	$117	$111	$284	$255
PCS and services	115	104	335	299
Total revenue	232	215	619	554
Cost of revenue:
Subscription-based software license	1	3	5	8
PCS and services	33	29	92	78
Total cost of revenue	34	32	97	86
Gross profit	198	183	522	468
Operating expenses:
Research and development	53	55	169	162
Sales and marketing	133	136	446	385
General and administrative	49	57	146	173
Impairment of long-lived assets	—	—	2	8
Total operating expenses	235	248	763	728
Loss from operations	(37)	(65)	(241)	(260)
Interest expense	(12)	(2)	(30)	(7)
Other income (expense), net	1	(7)	19	(16)
Loss before provision for income taxes	(48)	(74)	(252)	(283)
Provision for income taxes	2	1	7	4
Net loss	$(50)	$(75)	$(259)	$(287)
Net loss per share attributable to common stockholders, basic	$(0.70)	$(1.09)	$(3.67)	$(4.20)
Net loss per share attributable to common stockholders, diluted	$(0.70)	$(1.09)	$(3.67)	$(4.20)
Weighted-average shares used to compute net loss per share attributable to common stockholders, basic	71,305	68,673	70,615	68,273
Weighted-average shares used to compute net loss per share attributable to common stockholders, diluted	71,305	68,673	70,615	68,273

Alteryx, Inc.
Stock-Based Compensation Expense
(in millions)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Cost of revenue	$5	$5	$13	$13
Research and development	15	14	43	40
Sales and marketing	22	22	69	56
General and administrative	20	20	58	55
Total	$62	$61	$183	$164

Alteryx, Inc.
Condensed Consolidated Balance Sheets
(in millions)
(unaudited)

	September 30, 2023	December 31, 2022
Assets
Current assets:
Cash and cash equivalents	$463	$105
Short-term investments	172	237
Accounts receivable, net	130	260
Prepaid expenses and other current assets	162	145
Total current assets	927	747
Property and equipment, net	68	69
Operating lease right-of-use assets	42	51
Long-term investments	47	90
Goodwill	398	398
Intangible assets, net	51	61
Other assets	135	141
Total assets	$1,668	$1,557
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$12	$14
Accrued payroll and payroll related liabilities	55	81
Accrued expenses and other current liabilities	53	56
Deferred revenue	179	276
Convertible senior notes, net	399	85
Total current liabilities	698	512
Long-term debt, net	838	793
Operating lease liabilities	49	61
Other liabilities	16	17
Total liabilities	1,601	1,383
Stockholders’ equity:
Common stock	—	—
Additional paid-in capital	774	623
Accumulated deficit	(702)	(443)
Accumulated other comprehensive loss	(5)	(6)
Total stockholders’ equity	67	174
Total liabilities and stockholders’ equity	$1,668	$1,557

Alteryx, Inc.
Condensed Consolidated Statements of Cash Flows
(in millions)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Cash flows from operating activities:
Net loss	$(50)	$(75)	$(259)	$(287)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	8	10	27	27
Non-cash operating lease cost	3	5	9	15
Stock-based compensation	62	61	183	164
Amortization (accretion) of discounts and premiums on investments, net	(2)	—	(4)	1
Amortization of debt discount and issuance costs	1	—	3	2
Deferred income taxes	1	1	4	2
Impairment of long-lived assets	—	—	2	8
Other non-cash operating activities, net	7	8	3	21
Changes in operating assets and liabilities:
Accounts receivable	(10)	2	127	83
Deferred commissions	(4)	(5)	(12)	(9)
Prepaid expenses and other current assets and other assets	—	(53)	6	(94)
Accounts payable	(15)	(5)	(1)	15
Accrued payroll and payroll related liabilities	(21)	(11)	(27)	(23)
Accrued expenses, other current liabilities, operating lease liabilities, and other liabilities	(14)	(6)	(18)	(13)
Deferred revenue	(24)	10	(94)	(25)
Net cash used in operating activities	(58)	(58)	(51)	(113)
Cash flows from investing activities:
Capitalized software development costs	(4)	(3)	(15)	(8)
Purchases of property and equipment	—	(7)	(2)	(20)
Cash paid in acquisitions, net of cash acquired	—	3	—	(387)
Purchases of investments	(39)	(33)	(143)	(115)
Sales and maturities of investments	88	81	245	608
Net cash provided by investing activities	45	41	85	78
Cash flows from financing activities:
Proceeds from issuance of senior notes, net of issuance costs	—	—	441	—
Principal payments on 2023 convertible senior notes	—	—	(85)	—
Proceeds from exercise of stock options and issuance of shares from employee stock purchase plan	4	5	13	10
Minimum tax withholding paid on behalf of employees for restricted stock units	(8)	(11)	(48)	(37)
Other financing activity	1	—	1	—
Net cash provided by (used in) financing activities	(3)	(6)	322	(27)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	—	(1)	—	(3)
Net increase (decrease) in cash, cash equivalents and restricted cash	(16)	(24)	356	(65)
Cash, cash equivalents and restricted cash—beginning of period	482	114	110	155
Cash, cash equivalents and restricted cash—end of period	$466	$90	$466	$90

Alteryx, Inc.
Reconciliation of GAAP Measures to Non-GAAP Measures
(in millions, shares in thousands, except percentages and per share amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Reconciliation of non-GAAP gross profit:
GAAP gross profit	$198	$183	$522	$468
GAAP gross margin	85%	85%	84%	84%
Add back:
Stock-based compensation and related payroll tax expense	6	5	14	13
Amortization of intangible assets	3	4	9	10
Cost optimization charges	—	—	2	—
Non-GAAP gross profit	$207	$192	$547	$491
Non-GAAP gross margin	89%	89%	88%	89%
Reconciliation of non-GAAP income (loss) from operations:
GAAP loss from operations	$(37)	$(65)	$(241)	$(260)
GAAP operating margin	(16)%	(30)%	(39)%	(47)%
Add back:
Stock-based compensation and related payroll tax expense	63	62	189	168
Amortization of intangible assets	3	4	10	11
Impairment of long-lived assets	—	—	2	8
Cost optimization charges	6	—	25	—
Acquisition transaction and integration costs	1	4	3	18
Non-GAAP income (loss) from operations	$36	$5	$(12)	$(55)
Non-GAAP operating margin	16%	2%	(2)%	(10)%
Reconciliation of non-GAAP net income (loss):
GAAP net loss attributable to common stockholders	$(50)	$(75)	$(259)	$(287)
Add back:
Stock-based compensation and related payroll tax expense	63	62	189	168
Amortization of intangible assets	3	4	10	11
Impairment of long-lived assets	—	—	2	8
Cost optimization charges	6	—	25	—
Acquisition transaction and integration costs	1	4	3	18
Income tax adjustments	(3)	2	11	20
Non-GAAP net income (loss)	$20	$(3)	$(19)	$(62)
Convertible debt interest expense, after-tax (1)	2	—	—	—
Adjusted non-GAAP net income (loss) (1)	$22	$(3)	$(19)	$(62)
Non-GAAP income (loss) per diluted share:
Adjusted non-GAAP net income (loss) (1)	$22	$(3)	$(19)	$(62)
Non-GAAP weighted-average shares used to compute net income (loss) per share attributable to common stockholders, diluted (2)	76,018	68,673	70,615	68,273
Non-GAAP net income (loss) per diluted share	$0.29	$(0.05)	$(0.27)	$(0.91)
Reconciliation of non-GAAP net income (loss) per diluted share:
GAAP net loss per share attributable to common stockholders, diluted	$(0.70)	$(1.09)	$(3.67)	$(4.20)
Add back:
Non-GAAP adjustments to net income (loss) per share	0.99	1.04	3.40	3.29
Non-GAAP net income (loss) per diluted share	$0.29	$(0.05)	$(0.27)	$(0.91)
Reconciliation of non-GAAP weighted-average shares outstanding, diluted:
GAAP weighted-average shares used to compute net income (loss) per share attributable to common stockholders, diluted	71,305	68,673	70,615	68,273
Add back:
Effect of potentially dilutive shares	4,713	—	—	—
Non-GAAP weighted-average shares used to compute non-GAAP net income (loss) per share, diluted	76,018	68,673	70,615	68,273

(1) Following the adoption of ASU 2020-06, effective as of January 1, 2022, we utilize the “if-converted” method for calculating diluted net income per share, which assumes conversion of our convertible senior notes as of the beginning of the period or at the time of issuance, if later. As a result, for the three months ended September 30, 2023, we added back after-tax interest expense related to our convertible senior notes to the numerator of our calculation of diluted net income per share.
(2) The denominator of our calculation of diluted net income per share for the three months ended September 30, 2023 includes potential shares issued related to our convertible senior notes pursuant to the “if-converted” method for calculating diluted net income per share.

Alteryx, Inc.
Other Business Metrics
(unaudited)
Annualized Recurring Revenue (ARR). ARR represents the annualized recurring value of all active subscription contracts at the end of a reporting period and excludes the value of non-recurring revenue streams that are recognized at a point in time, such as certain professional services. Both multi-year contracts and contracts with terms less than one year are annualized by dividing the total committed contract value by the number of months in the subscription term and then multiplying by twelve. Annualizing contracts with terms less than one year results in amounts being included in our ARR calculation that are in excess of the total contract value for those contracts at the end of the reporting period (in millions).

	Mar. 31,	Jun. 30,	Sep. 30,	Dec. 31,	Mar. 31,	Jun. 30,	Sep. 30,
	2022	2022	2022	2022	2023	2023	2023
Annualized recurring revenue	$684	$727	$758	$834	$857	$890	$914
Dollar-Based Net Expansion Rate. Our dollar-based net expansion rate is a trailing four-quarter average of the ARR from a cohort of customers in a quarter as compared to the same quarter in the prior year. To calculate our dollar-based net expansion rate, we first identify a cohort of customers, or the Base Customers, in a particular quarter, or the Base Quarter. A customer will not be considered a Base Customer unless such customer has an active subscription on the last day of the Base Quarter. We then divide the ARR in the same quarter of the subsequent year attributable to the Base Customers, or the Comparison Quarter, including Base Customers from which we no longer derive ARR in the Comparison Quarter, by the ARR attributable to those Base Customers in the Base Quarter. Our dollar-based net expansion rate in a particular quarter is then obtained by averaging the result from that particular quarter with the corresponding result from each of the prior three quarters.
To better align our reported business metrics, beginning in the first quarter of 2023, we revised our dollar-based net expansion calculation to utilize ARR instead of annual contract value, which, if applied to prior periods presented, would have had no more than a 1% impact on any such prior period. As a result, we have not recast prior period dollar-based net expansion rates to conform to the current definition because the impact is immaterial.

	Mar. 31,	Jun. 30,	Sep. 30,	Dec. 31,	Mar. 31,	Jun. 30,	Sep. 30,
	2022	2022	2022	2022	2023	2023	2023
Dollar-based net expansion rate	119%	120%	121%	121%	121%	120%	119%

Number of Customers with ARR of $250,000 or Greater. As we have grown, and as part of our enterprise-focused sales strategy, our ability to grow our base of larger customers while increasing penetration with those customers has increasingly become a key indicator of our market expansion, the growth of our business, and our future potential business opportunities. In particular, we believe that the number of customers with ARR of $250,000 or greater at the end of a reporting period is a useful indicator of the scale of customer adoption and expansion of our platform and the success of our enterprise-focused sales strategy.

Accordingly, beginning in the three months ended June 30, 2023, we will report the number of customers with ARR of $250,000 or greater instead of our total number of customers. We define a customer at the end of any particular period as an entity with a subscription agreement that runs through the current or future period as of the measurement date. A single organization with separate subsidiaries, segments, or divisions that use our platform may represent multiple customers, and we treat each identified entity with a unique nine-digit identification number provided by Dun & Bradstreet as a single customer. In cases where customers subscribe to our platform through our channel partners, each end customer is counted separately.

	Mar. 31,	Jun. 30,	Sep. 30,	Dec. 31,	Mar. 31,	Jun. 30,	Sep. 30,
	2022	2022	2022	2022	2023	2023	2023
Customers with ARR of $250,000 or greater	530	566	586	643	660	689	706
Remaining Performance Obligations. Remaining performance obligations represent amounts from contracts with customers allocated to unsatisfied or partially unsatisfied performance obligations that are not yet recorded in revenue in our condensed consolidated statements of operations (in millions).

	Mar. 31,	Jun. 30,	Sep. 30,	Dec. 31,	Mar. 31,	Jun. 30,	Sep. 30,
	2022	2022	2022	2022	2023	2023	2023
Remaining performance obligations	$445	$495	$488	$592	$509	$502	$517
Contract Assets. Contract assets primarily relate to unbilled amounts for contracts with customers for which the amount of revenue recognized exceeds the amount billed to the customer. Contract assets are transferred to accounts receivable when the right to invoice becomes unconditional in our condensed consolidated balance sheets (in millions).

	Mar. 31,	Jun. 30,	Sep. 30,	Dec. 31,	Mar. 31,	Jun. 30,	Sep. 30,
	2022	2022	2022	2022	2023	2023	2023
Contract assets	$54	$76	$130	$131	$132	$127	$135